September 5, 2024	Registration Statement Nos. 333-270004 and 333-270004-01; Rule 424(b)(3)

JPMorgan Chase Financial Company LLC
Structured Investments

Auto Callable Accelerated Barrier Notes Linked to the Lesser Performing of the Nasdaq-100 Futures Excess ReturnTM Index and the S&P 500® Futures Excess Return Index due August 13, 2029

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Notwithstanding anything to the contrary set forth in the pricing supplement dated August 8, 2024, related to the notes referred to above (the “pricing supplement”), the Call Value for each Index is as set forth below:

Call Value: With respect to each Index, 103.00% of its Initial Value

CUSIP: 48135PC25

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, Annex A to the accompanying prospectus addendum, “Risk Factors” beginning on page PS-11 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-5 of the pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this amendment, the pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement, prospectus and prospectus addendum. Any representation to the contrary is a criminal offense.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this amendment together with the pricing supplement and the related product supplement, underlying supplement, prospectus supplement and prospectus and prospectus addendum, each of which can be accessed via the hyperlinks below.  Please also see “Additional Terms Specific to the Notes” in the pricing supplement.

•    Pricing supplement dated August 8, 2024:

http://www.sec.gov/Archives/edgar/data/1665650/000121390024067596/ea179157_424b2.htm

•    Product supplement no. 4-I dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000121390023029539/ea152803_424b2.pdf

•    Underlying supplement no. 1-I dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000121390023029543/ea151873_424b2.pdf

•    Prospectus supplement and prospectus, each dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf

•    Prospectus addendum dated June 3, 2024:
http://www.sec.gov/Archives/edgar/data/1665650/000095010324007599/dp211753_424b3.htm

Amendment no. 1 to pricing supplement dated August 8, 2024 to product supplement no. 4-I dated April 13, 2023, underlying supplement no. 1-I dated April 13, 2023, the prospectus and prospectus supplement, each dated April 13, 2023, and the prospectus addendum dated June 3, 2024